PROSPECTUS Dated June 11, 2002                    Pricing Supplement No. 22 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-83616
Dated June 11, 2002                                    Dated November 26, 2002
                                                                Rule 424(b)(3)

                                Morgan Stanley

                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                        -------------------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:                  $236,500,000

Maturity Date:                     May 28, 2004

Settlement Date
  (Original Issue
  Date):                           November 29, 2002


Interest Accrual Date:             November 29, 2002

Issue Price:                       100%

Interest Payment
  Dates:                           Each February 28, May 28,
                                   August 28 and November 28,
                                   beginning February 28, 2003

Interest Payment
  Period:                          Quarterly

Base Rate:                         LIBOR Telerate

Index Maturity:                    Three months

Index Currency:                    U.S. dollars

Spread
  (Plus or Minus):                 Plus 0.25% per annum

Initial Interest Rate:             To be determined on the second
                                   London banking day immediately
                                   preceding the original issue date

Initial Interest Reset
  Date:                            February 28, 2003

Interest Reset Dates:              Each interest payment date

Interest Reset Period:             Quarterly

Interest Determination
  Dates:                           The second London banking day
                                   immediately preceding each interest
                                   reset date

Reporting Service:                 Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:               Book-entry note

Senior Note or
  Subordinated Note:               Senior note

Agent:                             Morgan Stanley & Co. Incorporated

Calculation Agent:                 JPMorgan Chase Bank (formerly
                                   known as The Chase Manhattan Bank)

Minimum
  Denomination:                    $1,000

Specified Currency:                U.S. dollars

Business Day:                      New York

CUSIP:                             61745ESA0

Other Provisions:                  None




Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY